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                                                                    Exhibit 99.1
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FOR IMMEDIATE RELEASE

For more information, contact:

Inna Vyadro                                          Paul Brauneis
Director of Investor Relations                       Chief Financial Officer
Avici Systems                                        Avici Systems
978-964-2000                                         978-964-2000
ivyadro@avici.com                                    pbrauneis@avici.com
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       Avici Board Approves Reverse Stock Split And Share Buyback Program
                   Company Implements Further Cost Reductions

North Billerica, MA, September 20, 2002 --- Avici Systems Inc. (NASDAQ: AVCI), the specialist in reliable and scalable routing solutions for the Internet, today announced that its Board of Directors approved, and will recommend to shareholders, a proposal that would give the Board of Directors authority to effect a reverse stock split of up to one-for-five shares of Avici's common stock. The reverse stock split proposal will facilitate the continued listing of Avici's common stock on the Nasdaq National Market and will be submitted to shareholders at a special meeting scheduled for November 2002. The final determination of whether to implement the split, as well as the actual exchange ratio, will be determined by the Board of Directors following stockholder approval.

In addition, the board has authorized a share repurchase program to acquire up to six million shares of its common stock in the open market at times and prices considered appropriate by the company during the next year. Avici currently has
50.4 million shares outstanding. The share buyback program may be implemented at such future date as Avici may determine and may be suspended at any time and from time to time without prior notice.

Avici has also taken steps to further lower its costs in light of the current market environment.

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Avici will implement a workforce reduction of 75 employees or approximately 24%
of the current employee base. The Company will also consolidate its Billerica, MA operations into one facility from two currently, and will further expand its outsourcing of manufacturing activities. In connection with these actions, Avici expects to record a restructuring charge of approximately $2.5 million in the September quarter. Cash savings from these actions are expected to exceed $6.0 million annually.

"Avici has taken these actions in light of the prolonged downturn in the telecommunications equipment market," stated Steve Kaufman, president and CEO. "We are confident that our value proposition is sound. We are focusing our investments on key customer deliverables to improve profitability and increase shareholder value."

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici's family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company's routing systems provide new IP solutions to some of the world's leading service providers. For more information, please visit us at www.avici.com.

Avici, TSR and SSR are trademarks of Avici Systems Inc.

This release contains information about Avici's future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word "will", "expected" and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the effects of the reverse stock split, share buyback program and cost reductions, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes and other risks set forth in Avici's filings with the Securities and Exchange Commission.
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